Consent of Independent Registered Public Accounting Firm

To The Board of Directors
ICP Solar Technologies Inc. (Formerly FC Financial Services Inc.)

We hereby consent to the use in this Registration Statement, amendment no. 5 to form SB-2 of ICP Solar Technologies Inc. of our report dated April 23, 2007 relating to the consolidated financial statements of ICP Solar Technologies Inc. (Formerly FC Financial Services Inc.) for the year ended January 31, 2007 and the year ended January 31, 2006 which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Signed: RSM Richter LLP

Chartered Accountants

Montreal, Quebec
July 27, 2007